Free Writing Prospectus pursuant to Rule 433 dated March 9, 2026

Registration Statement No. 333-284538

Leveraged Buffered iShares® Expanded Tech-Software Sector ETF-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of the iShares® Expanded Tech-Software Sector ETF (ETF) as measured from the trade date to and including the determination date.

The return on your notes is linked to the performance of the ETF, and not to that of the index on which the ETF is based.

If the final ETF level on the determination date is greater than the initial ETF level (set on the trade date and will be an intra-day level or the closing level of the ETF on the trade date), the return on your notes will be positive and will equal 1.5 times the ETF return, subject to the maximum settlement amount of between $1,256.95 and $1,301.35 for each $1,000 face amount of your notes (set on the trade date).

If the final ETF level declines by up to 10% from the initial ETF level, you will receive the face amount of your notes. If the final ETF level declines by more than 10% from the initial ETF level, the return on your notes will be negative and you will lose approximately 1.1111% of the face amount of your notes for every 1% that the final ETF level has declined below 90% of the initial ETF level. You could lose your entire investment in the notes.

You should read the accompanying preliminary pricing supplement dated March 9, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP / ISIN:	40058YBR2 / US40058YBR27
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the iShares® Expanded Tech-Software Sector ETF (current Bloomberg symbol: “IGV UF Equity”)
Underlying index:	with respect to the underlier, the index tracked by such underlier
Payment amount at maturity (for each $1,000 face amount of your notes):
▪
if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.5 times (c) the underlier return, subject to the maximum settlement amount;
▪
if the underlier return is zero or negative but not below -10% (the final underlier level is equal to the initial underlier level or is less than the initial underlier level, but not by more than 10%), $1,000; or
▪
if the underlier return is negative and is below -10% (the final underlier level is less than the initial underlier level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate of approximately 111.11% times (c) the sum of the underlier return plus 10%.

Initial underlier level:	to be determined on the trade date and will be an intra-day level or the closing level of the underlier on the trade date
Final underlier level:	the closing level of the underlier on the determination date
Cap Level:	expected to be between 117.13% and 120.09% of the initial underlier level
Maximum settlement amount:	expected to be between $1,256.95 and $1,301.35
Upside participation rate:	150%
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Trade date:
Buffer level:	90% of the initial underlier level
Buffer rate:	the quotient of the initial underlier level divided by the threshold level, which equals approximately 111.11%
Buffer amount:	10%
Settlement date:	expected to be third scheduled business day following the trade date
Determination date:	a specified date that is expected to be between 13 and 15 months after the trade date
Stated maturity date:	a specified date that is expected to be the second scheduled business day following the determination date
Estimated value range:	$955 and $985 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Hypothetical Payment Amount At Maturity*

	Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
	200.000%	125.695%
	175.000%	125.695%
	150.000%	125.695%
	140.000%	125.695%
	117.130%	125.695%
	115.000%	122.500%
	110.000%	115.000%
	100.000%	100.000%
	97.000%	100.000%
	95.000%	100.000%
	92.000%	100.000%
	90.000%	100.000%
* assumes a cap level of 117.13% of the initial underlier level	89.999%	99.999%
	75.000%	83.333%
	50.000%	55.556%
	25.000%	27.778%
	0.000%	0.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated March 9, 2026
●
General terms supplement no. 17,745 dated January 20, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement and “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

■ The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

■ The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

■ The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date

■ You May Lose Your Entire Investment in the Notes

■ The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

■ Your Notes Do Not Bear Interest

■ The Potential for the Value of Your Notes to Increase Will Be Limited

■ The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier or Any Underlier Stocks

■ You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock

■ We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

■ If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

Additional Risks Related to the Underlier

■ The Policies of the Underlier’s Investment Advisor and the Sponsor of the Underlier’s Underlying Index Could Affect the Amount Payable on Your Notes and Their Market Value

■ There Is No Assurance That an Active Trading Market Will Continue for the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier Is Subject to Management Risks, Securities Lending Risks and Custody Risks

■ The Underlier and Its Underlying Index Are Different and the Performance of the Underlier May Not Correlate With the Performance of Its Underlying Index

■ The Underlier Is Concentrated in the Technology Sector and Does Not Provide Diversified Exposure

■ An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

■ Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

■ The Tax Consequences of an Investment in Your Notes Are Uncertain

■ Your Notes May Be Subject to the Constructive Ownership Rules

■ Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

■ If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

■ The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable

■ Past Performance is No Guide to Future Performance

■ Your Notes May Not Have an Active Trading Market

■ The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes

■ The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

■ Other Investors in the Notes May Not Have the Same Interests as You

■  Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

■ Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes

■ Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

■ You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

■ Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

■ The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

■ Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

■ The Return on Indexed Notes May Be Below the Return on Similar Securities	■ An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
■ The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note	■ We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
■ An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment	■ Information About an Index or Indices May Not Be Indicative of Future Performance
■ We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	■ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders
■ The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.